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                                                                  EXHIBIT 10.1.J

                    SEPARATION AGREEMENT AND GENERAL RELEASE


         This Separation Agreement and General Release ("Agreement") is entered into by and between EUGENE C. FLEMING ("Executive") on the one hand, and QUORUM HEALTH GROUP, INC., ("Company") on the other.

         WHEREAS, Executive has been most recently employed by the Company as Executive Vice President/Chief Operating Officer; and

         WHEREAS, Executive and Company desire to restructure and ultimately sever their relationship in accordance with the terms and conditions set forth below; and

         WHEREAS, Executive and Company desire to avoid the risks and expenses associated with litigation and to settle, once and forever, all liquidated and unliquidated claims that Executive has or may have or may claim to have against Company and the others released herein.

         NOW, THEREFORE, for and in consideration of the mutual promises and undertakings set forth below, Executive and Company agree as follows:

     I. Executive and Company agree that Executive's employment with Company will terminate on June 30, 1999, (Termination Date).
     Executive's duties, through June 30, 1999 will be determined by the Company's President and Chief Executive Officer. Executive will use his accrued but unused vacation before June 30, 1999. Executive waives his right to payment for any accrued vacation not used prior to June 30, 1999.


     II. Company and Executive further agree as follows:

         A. Executive will continue to receive his current monthly salary through June 30, 1999. As soon as administratively practical, after June 30, 1999, Company will pay Executive a lump sum payment of Two Hundred Seventy Five Thousand ($275,000) Dollars, less deductions for taxes and any other deductions required by law or regulation. Company further agrees to pay Executive an additional Two Hundred Seventy Five Thousand ($275,000) Dollars over twelve (12) equal monthly installments, commencing on or about July 30, 1999, of Twenty Two Thousand Nine Hundred Sixteen and 67/100 ($22,916.67) Dollars, less deductions for taxes and any other deductions required by law or regulation. In the event Executive dies prior to expiration of the full term of this Agreement, any remaining compensation under this Agreement shall continue to be paid to Executive's estate.

         B. Following Executive's termination date, he will no longer be eligible for health insurance coverage under the Company's group health plans, except to the extent he is eligible for continuation coverage under COBRA. Provided Executive exercises his COBRA continuation rights with respect to Company's group health and dental insurance plan(s) in which Executive participates as of June 30, 1999, the Company will pay Executive

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         additional monthly compensation in an amount equal to the COBRA continuation premium(s) for up to eighteen (18) months after June 30, 1999.It is understood and agreed that the additional compensation provided under this paragraph will cease if and when Executive becomes eligible for any other group health or dental insurance plan(s) or in any way becomes ineligible for COBRA continuation benefits. It is the Executive's sole responsibility to pay any COBRA continuation premiums.

         C. Executive agrees to make himself available to assist the Company in connection with its defense or prosecution of legal matters including, but not limited to, making himself available for consultation with the Company's attorneys, attending and/or testifying in depositions, arbitrations, or other legal proceedings and making available to Company any and all documents in his possession which might be relevant to any legal proceeding involving Company.

         Executive further agrees to make himself available for a period of two
         (2) years following his termination date, to accept periodic consulting assignments or projects on behalf of Company. The nature and extent of consulting assignments will vary as circumstances and Company's needs shall dictate, and as Company and Executive shall mutually agree.

         D. Executive will be reimbursed for reasonable out-of-pocket expenses necessarily incurred by him in performing services under this Agreement, in accordance with the company's normal policies with respect to such reimbursements.

         E. Executive's NON-COMPETE AGREEMENT dated May 6, 1996, shall remain in full force and effect, provided however that, if Executive desires to accept employment that is prohibited by his Non-Compete Agreement, he may seek written approval to do so, and such approval shall not be unreasonably withheld, from the Company's President & CEO. If such approval is not granted by the Company's President & CEO, Executive may appeal this decision to the Compensation Committee of the Company's Board of Directors. Said appeal must be made within thirty (30) days of the denial of any such request, and the decision of the Board's Compensation Committee will be made within thirty (30) days of the receipt of any such appeal if possible. The decision of the Board's Compensation Committee will be final and binding.

         F. Executive's employment with Company, and its affiliated operations will terminate and benefits, if any, will cease on June 30, 1999. Upon termination of employment, Executive will not be eligible for any severance payment under any severance pay plan(s), policy(s), or practice(s) which may now or may then exist, and Executive hereby expressly, knowingly, and voluntarily opts out of and waives any claims under any such plan(s), policy(s), or practice(s). Furthermore, Executive will not be eligible for any bonus payment under any incentive compensation program.

         G. Executive hereby voluntarily, irrevocably, and unconditionally acquits, releases and forever discharges Company and its owners, members,


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         partners, stockholders, predecessors, successors, assigns, agents, insurers, directors, officers, employees, former employees, representatives, subsidiaries, affiliates, and all persons acting through, by, under, or in concert with any of the above, from any and all complaints, causes of action, claims, demands, liabilities, or rights, whether known or unknown and whether in law or in equity, that Executive had, now has, or may claim to have in the future including but not limited to any claims, causes of action or liabilities that arise in whole or in part from Executive's employment by Company, its subsidiaries, or affiliated operations (to the extent Executive has ever been employed by any of them), and/or his termination from employment with the Company. This General Release specifically includes, but is not limited to, any and all claims Executive has or may have arising under the Age Discrimination in Employment Act, 29 U.S.C. Section 621, et seq., and any other state, federal or municipal regulation or recognized cause of action relating to age discrimination. Executive acknowledges and asserts that he has entered into this Agreement and specifically this General Release knowingly and voluntarily, and that he is hereby advised in writing by Company to consult with an attorney prior to executing this Agreement and, in particular, this General Release. Executive further acknowledges and asserts that he has been advised that he may take up to 22 days from his receipt of this Agreement within which to consider this Agreement and particularly the General Release contained herein, that he understands that he may revoke this Agreement at any time within seven days following the date of its execution, and that this Agreement shall not become effective or enforceable until the revocation period has expired.

         H. Executive will be covered by Company's Directors and Officers liability insurance coverage, on the same basis that coverage is provided to former Executives of Company, for actions taken in good faith and within the scope of his duties as Executive Vice President/Chief Operating Officer of Company.

         The Company will provide legal representation and support to, and will indemnify Executive after termination to the same extent and under the same circumstances as it provides legal representation, support and indemnification to current Executives.

     III. Executive agrees that he will not, through himself, his spouse, his immediate family members or others with whom he is associated, divulge the terms of this Agreement except as may be required by law. Company agrees that it will not, through its agents divulge this information except as may be required by law or in the normal course of business operations.

     IV. Company and Executive warrant that neither party will make, publish or otherwise disseminate any adverse, derogatory, defamatory, or confidential statements or information about the other party.

     V. This Agreement shall be binding upon Executive and upon his estate, family, heirs, administrators, executors, guardians, conservators, representatives, successors and assigns, and upon Company, its officials,


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     directors, officers, agents, servants and employees, past and present, successors and assigns.

     VI. Executive represents and acknowledges that in executing this Agreement he has not relied on any statement, promise, or representation other than as specifically identified in this Agreement. Executive further represents and acknowledges that no consideration has been or is being offered, promised, or expected other than as specifically identified in this Agreement. Except as set out in Paragraph II. E of this Agreement, this Agreement fully, unconditionally and immediately supersedes any and all prior agreements or understandings between the parties. Without limiting the generality of the foregoing, this Agreement specifically supersedes the EMPLOYMENT AGREEMENT between the Company and Executive entered into on May 6, 1996, and the SEVERANCE AGREEMENT dated May 6,1996, as well as any amendments to either of these agreements and it is agreed that those Agreements are herewith terminated, and of no further effect. This Agreement may only be amended by written agreement signed by the party or parties to be bound by the amendment, and parol evidence will be inadmissible to show agreement by and among the parties to any term or condition contrary or additional to the terms and conditions contained in this Agreement.

     VII. This Agreement is entered into and shall be construed in accordance with the laws of the State of Tennessee.

EXECUTED as of the day and year set forth below.

                                  QUORUM HEALTH GROUP, INC.


Dated:  _____________             By: _________________________________
                                             JAMES E. DALTON
                                  Its: President & Chief Executive Officer


                                           EUGENE C. FLEMING

Dated:  _____________             _____________________________________
                                              EXECUTIVE


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